EXHIBIT 23




                          INDEPENDENT AUDITORS CONSENT


The Board of Directors
United Dominion Industries, Inc.:


We consent to the incorporation by reference in the registration statement (No. 333-61766) on Form S-8 of United Dominion Industries, Inc. Compass Plan for Hourly Employees (the "Plan"), of our report dated July 13, 2001, relating to the statements of net assets available for benefits of the Plan as of December 31, 2000 and 1999, and the related statements of changes in nets assets available for benefits for the years then ended, which report appears in the December 31, 2000, annual report on Form 11-K of the Plan.


/s/ KPMG LLP

Charlotte, North Carolina
July 13, 2001